Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Sheri Woodruff	John Roselli
	610-893-9555 Office	610-893-9559 Office
	609-933-9243 Mobile	john.roselli@tycoelectronics.com
	swoodruff@tycoelectronics.com	Keith Kolstrom
610-893-9551 Office
keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS ANNOUNCES TENDER OFFER FOR ITS 6.000% SENIOR NOTES DUE 2012,

6.550% SENIOR NOTES DUE 2017, AND 7.125% SENIOR NOTES DUE 2037

PEMBROKE, Bermuda – June 9, 2009 – Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today announced that its wholly-owned subsidiary, Tyco Electronics Group S.A. (“TEGSA”), has commenced a tender offer to purchase up to $150,000,000 principal amount of its outstanding 6.000% Senior Notes due 2012, up to $100,000,000 principal amount of its outstanding 6.550% Senior Notes due 2017, and up to $100,000,000 principal amount of its outstanding 7.125% Senior Notes due 2037.  The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated as of June 9, 2009.  The following table sets forth information about each series of the relevant bonds:

				Full Tender Offer	Late Tender Offer
CUSIP		Principal Amount	Maximum	Consideration	Consideration
Number	Title of Security	Outstanding	Tender Amount	(per $1,000 tendered)	(per $1,000 tendered)

902133AE7	6.000% Senior Notes due 2012	$800,000,000	$150,000,000	$980	$950
902133AF4	6.550% Senior Notes due 2017	$750,000,000	$100,000,000	$900	$870
902133AG2	7.125% Senior Notes due 2037	$500,000,000	$100,000,000	$800	$770

Holders of notes that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on June 22, 2009 (the “Early Tender Date”) and accepted for payment will receive the Full Tender Offer Consideration.  Holders of notes that are validly tendered after the Early Tender Date and before 11:59 p.m., New York City time, on July 7, 2009 (the “Expiration Date”) and accepted for payment will receive the Full Tender Offer Consideration minus an amount in cash equal to $30 for each $1,000 principal amount of notes (“Late Tender Offer

Consideration”).  Holders of notes that are validly tendered and not withdrawn will receive accrued and unpaid interest on their purchased notes from the last interest payment date to, but not including, the date of payment for purchased notes.

If the principal amount of the notes tendered and not withdrawn for a series exceeds the maximum tender amount for such series, the principal amount of notes purchased will be prorated based on the principal amount tendered.  If any tendered notes are not accepted for payment, the notes will be returned without expense to the tendering holder.  TEGSA reserves the right, subject to applicable law, to extend, withdraw or terminate the tender offer.

The tender offer will expire at 11:59 p.m., New York City time, on July 7, 2009 and is subject to, and conditioned upon, the satisfaction or waiver of the general conditions described in the offer to purchase.

This release is neither an offer to purchase nor a solicitation of an offer to sell any notes.  The tender offer is being made pursuant to the offer to purchase and the related letter of transmittal, copies of which will be delivered to all holders of the 6.000% Senior Notes due 2012, 6.550% Senior Notes due 2017, and 7.125% Senior Notes due 2037.  Persons with questions regarding the tender offer should contact the dealer manager, J.P. Morgan Securities Inc., at (866) 834-4666 (toll free) or (212) 834-3424 (collect), or the Information Agent, Global Bondholder Services Corporation, at (866) 470-3900.

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, undersea telecommunication systems and specialty products, with fiscal 2008 sales of US$14.8* billion to customers in more than 150 countries. We design, manufacture and market products for customers in a broad array of industries including automotive; data communication systems and consumer electronics; telecommunications; aerospace, defense and marine; medical; and alternative energy and lighting. With approximately 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is our customers’ advantage. More information on Tyco Electronics can be found at http://www.tycoelectronics.com/.  (* Includes revenue from the company’s former Wireless Systems segment, which will be reported as a discontinued operation beginning in the fiscal third quarter of 2009.)

# # #